                                  SCHEDULE 13G

                                 (Rule 13d-102)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934

                               (Amendment No.   )*

                                Ingram Micro Inc.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    457153104
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 457153104                    13G
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

     Artisan Partners Limited Partnership
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
     Not Applicable                                                       (b)[ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    None
  NUMBER OF    -----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          10,171,916
    EACH       -----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            None
               -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    10,484,316
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,484,316
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

     Not Applicable                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

     IA
--------------------------------------------------------------------------------

CUSIP No. 457153104                    13G
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

     Artisan Investment Corporation
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
     Not Applicable                                                       (b)[ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Wisconsin
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    None
  NUMBER OF    -----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          10,171,916
    EACH       -----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            None
               -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    10,484,316
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,484,316
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

     Not Applicable                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

     CO
--------------------------------------------------------------------------------

CUSIP No. 457153104                    13G
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

     ZFIC, Inc.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
     Not Applicable                                                       (b)[ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Wisconsin
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    None
  NUMBER OF    -----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          10,171,916
    EACH       -----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            None
               -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    10,484,316
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,484,316
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

     Not Applicable                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

     CO
--------------------------------------------------------------------------------

CUSIP No. 457153104                    13G
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

     Andrew A. Ziegler
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
     Not Applicable                                                       (b)[ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    None
  NUMBER OF    -----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          10,171,916
    EACH       -----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            None
               -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    10,484,316
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,484,316
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

     Not Applicable                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP No. 457153104                    13G
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

     Carlene M. Ziegler
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
     Not Applicable                                                       (b)[ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    None
  NUMBER OF    -----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          10,171,916
    EACH       -----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            None
               -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    10,484,316
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,484,316
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

     Not Applicable                                                          [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

     IN
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

                 Ingram Micro Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

                 1600 E. St. Andrew Place
                 Santa Ana, California 92705

Item 2(a)   Name of Person Filing:

                 Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                    Artisan Partners ("Artisan Corp.")
                 ZFIC, Inc., the sole stockholder of Artisan Corp. ("ZFIC") Andrew A. Ziegler
                 Carlene M. Ziegler

Item 2(b)   Address of Principal Business Office:

                 Artisan Partners, Artisan Corp., ZFIC, Mr. Ziegler and Ms. Ziegler are all located at:

                 875 East Wisconsin Avenue, Suite 800
                 Milwaukee, WI 53202

Item 2(c)   Citizenship:

                 Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                 ZFIC is a Wisconsin corporation
                 Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)   Title of Class of Securities:

                 Class A Common Stock

Item 2(e)   CUSIP Number:

                 457153104

Item 3      Type of Person:

                 (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the general partner of Artisan Partners; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC.

Item 4      Ownership (at December 31, 2008):

                 (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                      10,484,316

                 (b)  Percent of class:

                      6.4% (based on 164,845,956 shares outstanding as of September 27, 2008)

                 (c)  Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote: None

                      (ii)  shared power to vote or to direct the vote:
                            10,171,916

                      (iii) sole power to dispose or to direct the disposition
                            of: None

                      (iv) shared power to dispose or to direct the disposition of: 10,484,316

Item 5      Ownership of Five Percent or Less of a Class:

                 Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                 The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Artisan Corp., ZFIC, Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                 Not Applicable

Item 8      Identification and Classification of Members of the Group:

                 Not Applicable

Item 9      Notice of Dissolution of Group:

                 Not Applicable

Item 10     Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2009

                                    ARTISAN INVESTMENT CORPORATION,
                                    for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP


                                    By: Janet D. Olsen*
                                        ----------------------------------------


                                    ZFIC, INC.


                                    By: Janet D. Olsen*
                                        ----------------------------------------


                                    ANDREW A. ZIEGLER


                                    Andrew A. Ziegler*
                                    --------------------------------------------


                                    CARLENE M. ZIEGLER


                                    Carlene M. Ziegler*
                                    --------------------------------------------


                                    *By: /s/ Janet D. Olsen
                                         ---------------------------------------
                                         Janet D. Olsen
                                         Vice President of Artisan Investment
                                            Corporation
                                         Attorney-in-Fact for ZFIC, Inc.
                                         Attorney-in-Fact for Andrew A. Ziegler
                                         Attorney-in-Fact for Carlene M. Ziegler

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated February 13, 2009 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation,
            ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler

Exhibit 2   Power of Attorney of ZFIC, Inc., dated March 19, 2007

Exhibit 3   Power of Attorney of Andrew A. Ziegler dated March 19, 2007

Exhibit 4   Power of Attorney of Carlene M. Ziegler dated March 19, 2007

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

     Dated: February 13, 2009

                                    ARTISAN INVESTMENT CORPORATION,
                                    for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP


                                    By: Janet D. Olsen*
                                        ----------------------------------------


                                    ZFIC, INC.


                                    By: Janet D. Olsen*
                                        ----------------------------------------


                                    ANDREW A. ZIEGLER


                                    Andrew A. Ziegler*
                                    --------------------------------------------


                                    CARLENE M. ZIEGLER


                                    Carlene M. Ziegler*
                                    --------------------------------------------


                                    *By: /s/ Janet D. Olsen
                                         ---------------------------------------
                                         Janet D. Olsen
                                         Vice President of Artisan Investment
                                            Corporation
                                         Attorney-in-Fact for ZFIC, Inc.
                                         Attorney-in-Fact for Andrew A. Ziegler
                                         Attorney-in-Fact for Carlene M. Ziegler

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

     The undersigned, ZFIC, Inc., hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, its true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on its behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

     IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.

                                    ZFIC, INC.


                                    By: /s/ Andrew A. Ziegler
                                        ----------------------------------------
                                        Andrew A. Ziegler
                                        Vice President

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

     I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and notarial seal, this 19th day of March, 2007.


                                        /s/ Timothy K. Weston
                                        ----------------------------------------
                                        Notary Public

                                                                       EXHIBIT 3

                                POWER OF ATTORNEY

     The undersigned, Andrew A. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

     IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.


                                        /s/ Andrew A. Ziegler
                                        ----------------------------------------
                                        Andrew A. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

     I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and notarial seal, this 19th day of March, 2007.


                                        /s/ Timothy K. Weston
                                        ----------------------------------------
                                        Notary Public

                                                                       EXHIBIT 4

                                POWER OF ATTORNEY

     The undersigned, Carlene M. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

     IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.


                                        /s/ Carlene M. Ziegler
                                        ----------------------------------------
                                        Carlene M. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

     I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene M. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and notarial seal, this 19th day of March, 2007.


                                        /s/ Timothy K. Weston
                                        ----------------------------------------
                                        Notary Public